Exhibit 10.1

February 28, 2005

Mr. Steven T. Guillen

334 Blackfield Drive

Tiburon, California 94920

Dear Steven:

I am very pleased to extend, on behalf of OXIS International, Inc. (the “Company”) this letter agreement (“Letter Agreement”) to you (the “Executive”) which will address your terms of employment with the Company. We consider it essential and in the best interests of our stockholders to attract and retain the strongest key management personnel we can and the arrangements described in this Letter Agreement are intended to address that goal.

1.	Duties

Commencing on February 28, 2005, or a date mutually agreed upon by the Company and the Executive (“the Commencement Date”), you will serve as President and Chief Executive Officer of OXIS International, Inc. based in Portland, Oregon, reporting directly to Marvin S. Hausman, M.D. Chairman of the Board of Directors of the Company and the Board of Directors. The Executive shall faithfully serve the Company and its subsidiaries and shall devote his full time and attention to the business and affairs of the Company and its subsidiaries and the performance of his duties and responsibilities. Except upon the prior written consent of the Company, Executive will not, during the term of this Letter Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

2.	Terms

Not withstanding anything to the contrary, the Executive’s employment relationship with the Company is employment “at will”. As a result, the Executive’s employment may be terminated by the Company’s Board of Directors or by the Executive at any time (subject to the notice provision below), in each case without any liability or obligation, except as set forth in this Letter Agreement. If the Executive terminates his employment, he shall give the Company written notice of such termination not less than sixty (60) days prior to the effective date of such termination.

3.	Compensation

(a) Base Salary. During the term of the Executive’s employment, the Executive will receive a base salary of $250,000 per annum, payable in biweekly increments in arrears, subject to annual salary and performance reviews and potential salary increases at the sole discretion of the Board.

(b) Bonus. The Executive will be eligible for a performance-based bonus determined at the discretion of the Board of Directors. The expected bonus range will be between 25% and 50% of base salary, dependent upon attaining goals to be mutually agreed between the Executive and the Oxis board of directors.

4.	Option Grant

(a) The Company’s Chairman of the Board of Directors has approved a recommendation, to be presented to and approved by the Company’s Compensation Committee of the Board of Directors, prior to Executive’s Commencement Date (the date on which the Compensation Committee provides approval being the “Approval Date”) that you receive an irrevocable stock option grant under the Company’s 2003 Stock Incentive Plan (“Option Plan”) (and/or pursuant to a standalone grant outside of the Option Plan) in the amount of 600,000 shares of Common Stock of the Company. Twenty five percent of the award or 150,000 shares will vest on the commencement date, a further twenty five percent on the first anniversary of the commencement date, a third twenty five percent on the second anniversary date and the final twenty five percent on the third anniversary date. The options will have an exercise price per share equal to the last sale price of the Company’s Common Stock as of the last business day before the Approval Date and will expire on the 10th anniversary of the Approval date. Additional equity grants may be awarded by action of the Company’s Board of Directors or a duly authorized committee of the Board and, if made, will be made in a manner commensurate with Senior Executives, the terms and conditions of which shall be a determined under the Company’s Option Plan and by the Company’s Board or its Compensation Committee of the Board of Directors.

(b) In the event of a Change in Control as described below in the Special Change in Control Provisions, and with respect to all options granted or authorized by Section 4(a), but not vested at the time of Change in Control, such options shall, immediately and automatically as of the effective date of such Change in Control, vest and become exercisable for the period set forth in Section 4(a) ten (10) years from Approval Date). In addition, the options shall vest immediately in the event that the executive terminates his employment with “good reason” as defined in section 11e below.

Special Change of Control Provisions

For purposes of this agreement, “change in control shall mean any of the following transactions or events effecting a change in ownership or control of the company:

(i) a merger, consolidation, or reorganization approved by the company’s stockholders, unless securities representing more than (50%) of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly, and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii) any stockholder-approved transfer or any other disposition of all of the Company’s assets, or

(iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control, the Company), of beneficial ownership (within the meaning of Rule 13d of the 1934 Act) of securities possessing more than (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders, or

(iv) a change in the composition of the Board such that (a) five (5) or more board members resign or are otherwise removed as Board members within any period of six (6) consecutive months or less; or (b) five (5) or more Board members opt not to stand for re-election to the Board within any period of six (6) consecutive months or less; or (c) any combination of the foregoing subsections 5(iv)(a) or 5(iv)(b) occurs such that five (5) or more board member positions are affected by a combination of resignations/removals, the option not to stand for re-election, or the increase/decrease of the authorized number of Board members within any period of six (6) consecutive months or less. As an example of the foregoing, and for illustrative purposes only, in the event that two (2) Board members resign and five (5) Board members opt not to stand for re-election, all of which occur within any period of six (6) months or less, a Change of Control will be deemed to have occurred.

5.	Share Purchase

The Company will permit the Executive to purchase, at market price, up to 600,000 shares of the Company’s common stock from the pool of shares reserved in the Option Plan.

6.	Board Seat

A recommendation will be made to the Nominating Committee of the Company’s Board of Directors to name you as a new member of the Board of Directors at the Company’s next regularly scheduled board meeting.

7.	Fringe Benefits

(a) The Executive will be paid a car allowance at the rate of $500.00 each month, this amount is expected to support the acquisition/lease of any car of your choosing as well as its operating costs and any associated insurances. Any expenditure associated with fuel re-imbursement will be made commensurate with standard company practices.

(b) The Executive will be eligible for group life and health insurance consistent with the Company’s existing program. A benefits program review will be provided under separate cover. The Executive shall have the option to decline to participate in the Company’s existing health plan, in which event Executive shall receive a monthly payment equivalent to what Executive’s premium (for himself, spouse and dependents) would be under another insurance plan. The difference between Company’s existing health plan and Executive’s chosen plan shall not exceed $500 a month.

(c) Executive shall be eligible for participation in Company’s 401(k) plan including any matching program.

(d) The Executive will also be entitled to four weeks of vacation which will accrue from the Commencement Date. All vacation accrued will carry over year to year, however, the point at which the total number of vacation hours accrued exceeds two additional weeks, no additional accruals will be earned until the amount is reduced below the maximum.

8.	Relocation Package

The Company has offered to pay for the relocation of the Executive and his immediate family to an area proximate to the Company’s headquarters office. The costs will cover two family familiarization visits to Portland and the cost of temporary housing for up to two months. Direct out-of-pocket costs associated with moving household furniture, etc. will be covered.

9.	Reimbursements

Executive shall be reimbursed by the Company for business expenses incurred by Executive in the performance of his duties, provided Executive furnishes the Company with vouchers, receipts, and other details of such expenses.

10.	Sarbanes-Oxley and D & O Insurance

(a) Executive has certain responsibilities and obligations under the legislation popularly known as “Sarbanes-Oxley,” as well as similar state or federal legislation currently enacted into law, or enacted in the future. To the fullest extent allowed under applicable law, Company shall indemnify, hold harmless and defend Executive from any civil, administrative or criminal prosecution of any alleged violations of Sarbanes-Oxley or similar state or federal statute.

(b) Company also shall maintain Directors and Officers insurance, general liability insurance, product/pharmacological liability insurance and other insurance as deemed appropriate by the Board to provide coverage of Executive in the discharge of his duties.

11.	Severance Payments

Subject to the provisions of subsection (d) below and the other terms and conditions of this Letter Agreement, in the event (i) the Company terminates the Executive’s employment without “cause” (ii) within twelve months after a Change of Control (as defined above), the Executive terminates his employment with “good reason” or (iii) the Executive’s employment terminates as a result of the Executive’s death or disability (any of the foregoing being a “Severance Termination”), the Company will provide the Executive the following benefits, which shall be the only severance benefits or other payments with respect to the Executive’s employment with the Company to which the Executive shall be entitled. Without limiting the generality of the foregoing, these benefits, together with those set forth in Section 12 below, are in lieu of all salary and bonuses for periods ending on the date of termination, accrued vacation and other rights the Executive may have against the Company or its affiliates.

(a) After a Severance Termination, the Executive will receive payment of an amount equal to one month of his base salary in effect at the time of the Severance Termination for a period of twelve months.

(b) Upon a Severance Termination, the Executive shall be able to exercise any options which have vested on or before the termination date until the later of (a) the 5th anniversary of the Approval Date as set forth in Section 4 herein or; (b) the third anniversary of the date of termination.

(c) Upon a Severance Termination, the Executive will receive continued coverage under the Company’s medical and health plans in accordance with COBRA rules and regulations following the termination date (including any period as may be required by law), provided that coverage will end if the Executive obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits.

(d) All compensation and benefits described above in (a) through (c) of this Section 11 will be contingent upon (i) the Executive’s execution of a waiver and release of all claims against the Company substantially in the form as approved by the OXIS Board of Directors (however, such waiver and release form shall not materially modify or alter the terms of this Letter Agreement, nor shall such form place any conditions, restrictions or approvals, such as Board approvals or otherwise, on Executive’s right to receive any benefit of any sort pursuant to this Letter Agreement) and expiration of the seven-day revocation period referred to in the release, (ii) the Executive’s not engaging in any competition with the Company during the period of his employment by the Company (iii) the Executive’s “not engaging in any solicitation” during the period of his employment by the Company.

(e) In this letter, the term “cause” means (a) the Executive’s failure to adhere to any written policy of the Company if the Executive has been given a reasonable opportunity to comply with such policy and cure the Executive’s failure to comply (which reasonable opportunity to cure must be granted for a period of ten days); (b) the willful and continued failure by the Executive, if not cured within ten (10) days after receipt by the Executive of written notice from the Company reasonably detailing the matters to be cured, to substantially perform his material duties and responsibilities with the Company under this Agreement as directed by the Board of Directors (other than any such failure resulting from his incapacity due to physical or mental illness), (c) the Executive’s appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (d) the Executive’s misappropriation (or attempted misappropriation) of any of the Company’s funds or property (including without limitation trade secrets and other intellectual property); (e) Executive committing a material breach of this Letter Agreement or the non disclosure and inventions assignment agreement (the “NDA”) the Executive is signing in connection with his employment with the Company, which breach is not cured within ten (10) days after written notice to Executive from the Company, or (f) the Executive’s conviction of, or the Executive’s entering of a guilty plea or pleas of no contest with respect to, a felony or the equivalent thereof. In this letter, the term “good reason” means (i) the Executive’s assignment (without the Executive’s consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than the position, responsibilities, or duties of Chief Executive Officer of the Company (a change in title of President does not trigger this severance provision). (ii) the relocation (without the Executive’s consent) of the Company’s principal office at which the Executive is principally employed to a location which is more than 30 miles from the location of the Company’s principal offices on the date of this Letter Agreement provided, however, that the Executive must have given the written notice to the Company that the Executive believes he has the right to terminate employment for good reason, specifying in reasonable detail the events comprising the good reason, and the Company fails to eliminate the good reason within fifteen (15) days after receipt of the notice.

(f) The Executive will not be required to mitigate the amount of any payment provided for in this Letter Agreement by seeking other employment or otherwise

The Executive acknowledges that the arrangements describe in this Letter Agreement will be the only obligations of the Company or its affiliates in connection with any determination by the Company to terminate the Executive’s employment with the Company. This Letter Agreement does not terminate, alter, or affect the Executive’s rights under any plan or program of the Company in which the Executive may participate, except as explicitly set forth herein. The Executive’s participation in such plans or programs will be governed by the terms of such plans and programs.

Notwithstanding anything herein to the contrary, it is the intention of the parties that the Letter Agreement shall be construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations issued thereunder, and any other published interpretive authority, as issued or amended from time to time. To the extent applicable, all payments made pursuant to this Letter Agreement shall comply with the requirements of Section 409A(a)(2)(B)(i) of the Code (and shall be made within a time frame which will not unnecessarily delay payment of amounts owed and will avoid the incurrence or payment of any penalty).

12.	Other Payments in the Event of Termination of Employment

In the event of the termination of Executive’s employment for any reason, the Executive will be entitled to receive upon such termination payment of all accrued, unpaid salary to the date of termination and a “pro rata portion” of his/her “bonus for the year of termination” (as those terms are defined below). “Pro rata portion” means the number of days in the calendar year of termination up to and including the date of termination divided by the total number of days in that full calendar year. The “bonus for the year of termination” means the amount the Executive would have been likely to earn if he/she had been employed for the full year, as determined in good faith by the Board of Directors of the Company or a committee thereof.

13.	Withholding: Nature of Obligations

The Company will withhold taxes and other legally required deductions from all payments to be made hereunder. The Company’s obligations to make payments under this letter are unfunded and unsecured and will be paid out of the general assets of the Company.

14.	Representations and Covenants of the Executive

The Executive represents and warrants to the Company that (a) he has full power and authority to enter into this Letter Agreement and to perform his duties hereunder, (b) the execution and delivery of this Letter Agreement and the performance of his duties hereunder shall not result in an actual (as opposed to merely asserted) breach of, or constitute an actual (as opposed to merely asserted) default under, any agreement or obligation to which he may be bound or subject, including without limitation any obligations of confidentiality, non-competition, non-solicitation or use of information, (c) this Letter Agreement represents a valid, legally binding obligation on him and is enforceable against him in accordance with its terms except as the enforceability of this Letter Agreement may be subject to or limited by general principles of equity and by bankruptcy or other similar laws relating to or affecting the rights of creditors, (d) to the Executive’s knowledge, the services contemplated by this Letter Agreement do not (i) infringe any third party’s copyright, patent, trademark, trade secret or other proprietary right, or (ii) violate any law, statute, ordinance or regulation, and (e) the Executive has resigned from all positions as an employee, officer, director or executive of prior employers. The Executive covenants to the Company that during his employment with the Company (a) he shall not (i) intentionally use, in connection with his employment with the Company, any confidential or proprietary information or materials belonging to any third person or entity, or (ii) knowingly violate any law, statute, ordinance or regulation and (b) he shall not breach (i) any agreement with any third party to keep in confidence any confidential or propriety information, knowledge or data acquired prior to his execution of this Letter Agreement or (ii) any obligations of confidentiality, non-competition, non-solicitation or use of information.

15.	Amendments; Waivers; Remedies

This Letter Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Letter Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Letter Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

16.	Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph at the Company’s address set forth above and the Executive address indicated below.

17.	Severability

If any provision of this Letter Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Letter Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

18.	Governing Law

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Oregon and the courts sitting in Multnomah County, Oregon shall have exclusive jurisdiction over any claims arising hereunder.

19.	Entire Agreement

This Letter Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the NDA, the Company’s 2003 Stock Incentive Plan and the waiver and release agreement attached as Exhibit A).

20.	Executive Acknowledgement

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS LETTER AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE LETTER AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS LETTER AGREEMENT.

If this letter Agreement sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement on this subject and supersedes any prior discussions or agreements on this subject.

Sincerely,

/s/ Marvin S. Hausman, M.D.

OXIS INTERNATIONAL, INC.
By: Marvin S. Hausman, M.D.
Title: Chairman

I agree to the terms and conditions of this Letter Agreement

/s/ Steven T. Guillen	; 02 / 28 / 05 Date
Name